Exhibit 99.1

Bancorp of New Jersey, Inc. Reports 23% Earnings Growth

over First Quarter, 2014 and Record Asset Levels

July 31, 2014

Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE MKT: BKJ), the holding company of Bank of New Jersey, reported an increase of 23.8%, or $207 thousand, in net income from $871 thousand in the first quarter of 2014 to $1.1 million in the second quarter.  Total assets, total loans, and total deposits each reached period-end record levels at June 30, 2014 as well.  Although net interest income grew in both the three and six month periods ended June 30, 2014 compared to the corresponding periods of 2013, net income remained behind the corresponding periods of 2013 as a result of increased noninterest expense associated with branch expansion and, to a lesser extent, increased provisions for loan losses during 2014, primarily a result of strong loan growth.  Net income for the six months ended June 30, 2014 reached $1.9 million compared to net income of $2.3 million for the six months ended June 30, 2013.  This represents a decrease of approximately 13.8% in net income, or approximately $313 thousand.  Earnings per diluted share were $0.36 for the six months ended June 30, 2014 compared to $0.42 per diluted share for the six months ended June 30, 2013.  Net income for the second quarters of each of 2014 and 2013 was approximately $1.1 million.  Earnings per diluted share were $0.20 for the quarter ended June 30, 2014, a decrease of $0.01, or 4.8%, from the diluted earnings per share of $0.21 for the quarter ended June 30, 2013.  The net income generated during the quarter ended June 30, 2014 represents thirty consecutive quarters of profitability by the Company.

During the six months ended June 30, 2014, net interest income increased by $699 thousand, or 7.6%, reaching $9.9 million from $9.2 million for the six months ended June 30, 2013.  During the second quarter of 2014, net interest income was $5.1 million and represented an increase of approximately $481 thousand, or 10.4%, from $4.6 million for the second quarter of 2013.  The increased net interest income is primarily driven by interest income from loans as a result of increased loan production and higher average loan balances.  During the first six months of 2014, non-interest expense, net, increased by $892 thousand, or 17.9%, reaching $5.9 million from $5.0 million for the first six months of 2013.  During the second quarter of 2014, non-interest expense, net increased by $530 thousand, or 21.7%, and reached $3.0 million as compared to $2.4 million for the second quarter of 2013.  The increase in non-interest expense, net, is primarily due to increased operating costs and salaries associated with expansion of the branch network as well as other costs associated with the Company’s growth, including costs associated with enhanced technology and functionality for electronic banking.  For the six months ended June 30, 2014, the provision for loan losses was $784 thousand, compared to provision for loan losses of $460 thousand, for the six months ended June 30, 2013.  For the quarter ended June 30, 2014, the provision for loan losses was $344 thousand, compared to provision for loan losses of $320 thousand, for the three months ended June 30, 2013.  These increases in the provision represent a direct relationship to the increased loan production during the first six months and the second quarter, respectively.

Bancorp of New Jersey’s total assets reached a record level $642.6 million at June 30, 2014, compared to $610.8 million at December 31, 2013.  Total loans reached $537.9 million at June 30, 2014, compared to $472.5 million at December 31, 2013, representing an increase of $65.5 million, or 13.9%.  Total deposits increased to $577.2 million at June 30, 2014 from $553.3 million at December 31, 2013, an increase of $23.9 million, or 4.3%.  Stockholder’s equity increased to $58.2 million at June 30, 2014, from approximately $56.0 million at December 31, 2013.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank, currently, has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and its most recent opening, in Woodcliff Lake, all in Bergen County, NJ.  A tenth location in Englewood Cliffs, NJ, has received regulatory approvals from the FDIC and the NJDOBI.  All locations are in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
INCOME STATEMENT	2014	2013	2014	2013
Net Interest Income	$5,089	$4,608	$9,868	$9,169
Provision for loan losses	344	320	784	460
Noninterest Expense, net	2,973	2,443	5,869	4,977
Pretax Income	1,772	1,845	3,215	3,732
Tax Expense	694	728	1,266	1,470
Net Income	$1,078	$1,117	$1,949	$2,262

Basic Earnings per Share	$0.20	$0.21	$0.36	$0.43
Diluted Earnings per Share	$0.20	$0.21	$0.36	$0.42

Weighted Average Shares — Basic	5,368	5,292	5,355	5,252
Weighted Average Shares — Diluted	5,436	5,367	5,424	5,335

SELECTED BALANCE SHEET DATA AT END OF PERIOD	6/30/2014	12/31/2013
Total Loans	$537,926	$472,465
Allowance for Loan Losses	6,046	5,775
Investment Securities	79,124	87,851
Total Assets	642,610	610,791
Total Deposits	577,209	553,320
Stockholders’ Equity	58,227	55,950